Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (File Nos. 2-99967, 33-35951, 333-04273, 333-10415, 333-107159, 333-175155, 333-18523, 333-38047, 333-41447, 333-89437, 333-72906, 333-36252, 333-92531, 333-122019 and 333-115922) of Hilton Hotels Corporation and subsidiaries of our reports dated March 8, 2005, with respect to the consolidated financial statements of Hilton Hotels Corporation and subsidiaries and Hilton Hotels Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hilton Hotels Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

ERNST & YOUNG LLP

March 8, 2005